ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of October 20, 2000 by and between SOFTWARE CONNECTIONS, INC., a Virginia corporation (d/b/a ALE Systems) ("Seller"), GAYLE P. GOODRICH, the sole shareholder of Seller ("Shareholder"), and CALIFORNIA SOFTWARE APPLICATIONS, INC., a Nevada corporation ("Purchaser"), which is a wholly owned subsidiary of CALIFORNIA SOFTWARE CORPORATION, a Nevada corporation ("CSC").

                            RECITALS

WHEREAS,  the  Seller desires to sell to the Purchaser,  and the Purchaser desires to purchase from the Seller, substantially all of the assets, properties and rights, including, but not limited to, technology and intellectual property, which constitute the Seller's business (collectively, the "Business"), except those assets specifically excluded by this Agreement, and all liabilities associated with the Business, other than those liabilities expressly excluded by this Agreement, all as more particularly provided for below.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                            ARTICLE 1
         PURCHASE AND SALE OF ASSETS AND PURCHASE PRICE

1.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in
Section 2.1) the Seller shall sell, transfer, convey, assign and deliver ("Transfer") to the Purchaser, and the Purchaser shall purchase, acquire and accept and assume from the Seller, all of the Seller's right, title and interest in and to all of the properties, assets, contracts, rental agreements, purchase orders, sales orders and leases of every kind, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent or otherwise, and wherever located, used in or relating to the Business as of the Closing Date as set forth in Schedule 1.1 (such assets are hereinafter collectively referred to as the "Transferred Assets"), except those certain assets excluded pursuant to
Section 1.2 below and all liabilities associated with the Business assumed by Purchaser pursuant to Section 1.3 below.
1.2 Excluded Assets. Notwithstanding anything in Section 1.1 to the contrary, the Seller shall retain all of its right, title and interest in and to all of, and shall not Transfer to the Purchaser any of, the following assets, rights and properties (the "Excluded Assets"):

(a) any proceeds paid or payable in accordance with this Agreement and the Seller's right to enforce the Purchaser's representations, warranties and covenants hereunder and all other rights of the Seller under this Agreement or any instrument executed pursuant hereto.

(b) all minute books, stock books and similar corporate records of the Seller;

(c) any assets relating to any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income
Security Act of 1974, as amended ("ERISA") or any other plans, programs or arrangements of any kind relating to employee benefits sponsored or maintained by the Seller for the benefit of the employees or former employees of the Business;

(d)  any assets not relating to the Business; and

(e)  any other items set forth on Schedule 1.2.

1.3 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, on the Closing Date, the Purchaser shall assume and agree to pay, perform and discharge when due all liabilities and obligations of the Seller incurred in, or in any way related to the Transferred Assets or the Business (the "Assumed Liabilities"), which shall include but not be limited to
(a) those liabilities set forth in the Balance Sheet reflecting the assets and liabilities of Seller as of September 30, 2000 delivered to Purchaser on or about October 12, 2000 (a copy of which is attached as Exhibit A to this Agreement), and (b) those liabilities set forth Schedule 1.3, except as otherwise proved in
Section 1.4 below.

1.4  Excluded Liabilities.

  (a) The Purchaser shall not assume, and shall have no liability for, any debts, liabilities, obligations, expenses, taxes, contracts or commitments of the Seller or the Business of any kind, character or description, whether accrued, absolute, contingent or otherwise, arising out of any act or omission occurring or state of facts existing (except as expressly provided below) prior to or on the Closing Date (the "Excluded Liabilities"), including, without limitation, the following:

(i) any liability of the Seller under any noncompetition, consulting or employment agreement, or similar agreement, commitment or arrangement, whether written or oral;

(ii) any liability of the Seller or the Business for any federal, state, local or foreign taxes (other than sales, withholding, payroll taxes and real or personal property taxes), including, without limitation, any income, capital gains or franchise taxes or any taxes on capital (including, without limitation, any deferred income tax liability and any penalties and interest thereon) attributable to the period ending on and including the Closing Date; other than those listed on the September 30, 2000 balance sheet.

(iii) any liability for any federal, state, local or foreign sales, withholding, payroll or real or personal property taxes incurred by the Seller on or prior to the Closing Date other than those listed on the September 30, 2000 balance sheet;

(iv) any liability for expenses incurred by, or for claims made against, the Seller in connection with or resulting from or attributable to this Agreement or the transactions contemplated hereby;

(v) any liability for any investment banking, brokerage or similar charge or commission, or any attorneys' or accountants' fees and expenses, payable and incurred by the Seller in connection with the preparation, negotiation, execution or delivery of this Agreement or the transactions contemplated hereby;

(vi) any liability arising out of any misrepresentation or breach of any warranty of the Seller contained in this Agreement or any of the Schedules or Exhibits hereto or in any certificate, agreement, instrument or other document delivered pursuant hereto or out of the failure of the Seller to perform any of its agreements or covenants contained herein or therein;

(vii) any liability arising out of activities undertaken by the Seller after the Closing Date, including, but not limited to, any liability or obligation in connection with employment practices, terms and conditions of employment and wages and hours, to employees or former employees of the Seller;

(viii) any liability for any personal injury, property damage, product liability or breach of warranty claim caused by or allegedly caused by or arising from or allegedly arising from any goods, products or services supplied by the Seller prior to the Closing Date;

(ix) any liability arising out of or allegedly arising out of any tortious, unlawful or unethical conduct of the Seller;

(x) any liability for any group life or health insurance, property damage or personal injury claim for employees of the Seller and their eligible dependents in connection with any accident or event occurring prior to the Closing Date;

(xi) any liability arising under all applicable laws respecting employment, employment practices, terms and conditions of employment, and wages and hours, workers' compensation claims or proceedings, discrimination claims or proceedings, benefits or severance or other liabilities or obligations in connection with any accident or incident occurring prior to the Closing Date to employees or former employees of the Seller;

(xii) any liability or obligation under any pension, retirement, severance, welfare, vacation, deferred compensation bonus or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or health plan, or life insurance or disability plan, retiree medical plan or any other employee benefit plans, including, without limitation, any "employee benefit plan" (as defined in Section 3(3) of ERISA) or any "multi-employer plans" (as defined in Section 3(37) of ERISA), or any "employee welfare plan" (as defined in Section 3(i) of ERISA) or any other plans, programs or arrangements of any kind to which the Seller contributes or is a party or by which it is bound or under which it may have liability and under which employees or former employees of the Seller (or their beneficiaries) are eligible to participate or derive a benefit, whether claims for the same are asserted by such employees before or after the Closing Date;

(xiii) any liability or obligation of the Business owing to the Seller or any Affiliate (as defined in Section 3.23 below) of the Seller; other than those listed on the September 30, 2000 balance sheet.

(b)  The Seller shall remain fully liable for the Excluded
Liabilities.

(c) The Purchaser shall be free to hire such persons, whether or not employees of the Seller or engaged in activities with respect to the Business, on such terms and conditions of employment as the Purchaser shall determine in the exercise of its sole discretion, and nothing in this Agreement shall establish any enforceable rights, legal or equitable, in any person other than the parties hereto, including, without limitation, any employee of the Seller or any beneficiary of such employee, beyond those which constitute Assumed Liabilities pursuant to Section 1.3.
Any claim, including any claim for benefits, asserted, by or on behalf of any person with respect to such person's employment by the Purchaser, shall be governed solely by applicable employment policies and employee benefit plans, if any, which the Purchaser shall adopt after the Closing Date, as construed in accordance with applicable federal and state law. Notwithstanding anything contained herein to the contrary, the Purchaser shall not be obligated to establish or maintain for the benefit of employees of the Business any employee benefit plan or fringe benefit arrangement of any kind, including, but not limited to, ERISA plans. The Seller will retain sole and complete responsibility for the administration of, and benefits payable under, all employee benefit plans maintained by Seller for the benefit of the employees of the Business on or prior to the Closing Date subject to the terms of such plans. Notwithstanding anything to the contrary herein, the Purchaser may, in its sole and absolute discretion, terminate, with or without cause, any employee hired by the Purchaser in connection with the transactions contemplated hereby.

1.5 Purchase Price. Subject to the terms and conditions set forth herein below, the aggregate purchase price to be paid for the Transferred Assets shall be $2 Million (the "Purchase Price"), plus the issuance to Shareholder of an option to acquire 1,000,000 shares of Common Stock of CSC (the "Option").

The Purchase Price shall be payable and the Option shall be issued, as follows:

(a) CASH PAYMENT. Purchaser shall pay to Seller, or shall cause to be paid to Seller, at the Closing US$750,000 (the "Closing Payment"), in immediately available funds and, subject to the terms of Section 1.5(c) below, an additional aggregate amount of $1,250,000 (the "Earn-out Amount") to be paid in 60 equal monthly payments (of $20,833.33 each) during the subsequent 60 month-period immediately following the calendar month in which the Closing Date occurs, which will be paid on the last business day of each such calendar month commencing on the last business day of the calendar month immediately following the calendar month in which the Closing Date occurs.

(b) CSC STOCK OPTION. At the Closing, CSC shall issue to Shareholder a non-qualified stock option to purchase 1,000,000 shares of CSC Common Stock having an exercise price of equal to the average of the opening price per share and the closing price price per share for CSC Common Stock on the Closing Date, but in no case more than $2.00 per share, and vesting at the rate of 40,000 shares per month, commencing on the last day of the calendar month immediately following the calendar month in which the Closing Date occurs, until fully vested and which shall be exercisable (subject to such vesting schedule) for a period of five (5) years from the Closing Date. The foregoing option will be evidenced by a Non-Qualified Option Agreement to be executed by CSC and Seller, substantially in the form attached hereto as Exhibit B (the "Option Agreement").

(c) ADJUSTMENT OF EARN-OUT AMOUNT. The Earn-out shall be reduced or increased, based upon a percentage of achievement. If the gross revenue of the seller is less than or greater than $7,772,158 then 50% of the earn-out amount shall be adjusted for the subsequent fiscal year accordingly on a percentage basis. Likewise, if the net income of the seller is less than or greater than $664,696, then 50% of the earn-out amount shall be adjusted for the subsequent fiscal year accordingly on a percentage basis. These annualized payments shall be paid in monthly installments for 60 months. Payments flowing in the months following the third full year shall be calculated on the last full year's performance. The minimum earn-out over the 60 month payout period shall be $625,000 and the maximum shall be $2,500,000. The earn-out plan is calculated at a rate of $1,250,000.00. Months 1 and 2 or November and December, 2000 shall be paid at exactly 100%. January through December, 2001 or months 3-14 shall be paid based upon the % of plan achievement of Seller's fiscal 2000 results. Months 15-27 shall be paid based upon the % of plan achievement of Seller's fiscal 2001 results. Months 28-40 shall be paid based upon the % of plan achievement of Seller's 2002 results and months 41-60 shall be paid based upon the % of plan achievement of Seller's 2003 results. For example, if the gross revenue for 2000 Fiscal Year of Seller is $6,000,000 and the [net income] for Y2K Fiscal Year of Seller is $500,000, the Earn-Out Amount shall be reduced by 23.8% for the payments 3-14, calculated as follows: [$7,772,158 minus $6,000,000 = $1,772,158, or a 22.8% decrease, multiplied by 0.5 =
11.4%; and $664,696 minus $500,000 = $164,696, or a 24.8%
decrease, multiplied by 0.5 = 12.4%; and 11.4% plus 12.4% = a total reduction of 23.8%]. The same formula will be used if seller exceeds the gross revenue or net income targets of $7,772,158 and $664,696 respectively.

1.6 Allocation of Purchase Price. As soon as practicable after the Closing Date, the Purchaser shall prepare an allocation of the Purchase Price among the Transferred Assets mutually satisfactory to the Seller in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Neither the Purchaser nor the Seller shall take any position for purposes of federal or state income taxes respecting the allocation of the Purchase Price which is inconsistent with the allocation so agreed upon by the parties.

1.7 Shareholder's Employment Agreement. As an inducement to the Shareholder to enter into this Agreement, the Purchaser shall employ the Shareholder for a period of three years from the Closing Date, at an annual salary of not less than $185,000.00, and on the terms and conditions as set forth in the Employment Agreement of even date herewith by and between the Shareholder and the Purchaser attached hereto as Exhibit B (the "Employment Agreement").

                            ARTICLE 2
                             CLOSING

2.1 Closing. The closing (the "Closing") of the transactions contemplated by this Agreement will be held at such time, date and location as the parties hereto may mutually agree upon (the
"Closing Date").

2.2  Instruments of Conveyance and Transfer.

(a) At the Closing, the Purchaser shall deliver (i) to the Seller the Closing Payment, and as soon as practicable after the Closing Date, the Option Agreement and the Employment Agreement, and (ii) those items deliverable by Purchaser pursuant to Article VII.

(b) As soon as practicable after the Closing Date, the Seller shall deliver to the Purchaser, and the Purchaser agrees to accept in form and substance as delivered:

(i) such bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to the Purchaser, as shall be effective to vest in the Purchaser all of the Seller's right, title and interest in and to the Transferred Assets;

(ii) with respect to the patents, trademarks, service marks, trade names and copyrights, such assignments and endorsements and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to the Purchaser, as shall be effective to vest in the Purchaser all of the Seller's right, title and interest in and to the Intangible Property Rights, all in recordable form as may be required by the U.S. Patent and Trademark Office;

(iii) copies of all of the Seller's books, records and financial records relating to the Business purchased hereunder
(except the stock books, minute books or similar corporate records of the Seller); and

(iv) those items deliverable by Seller pursuant to Article VI.

(c) Simultaneously with such deliveries, the Seller shall take such steps as may be necessary to put the Purchaser in actual possession and operating control of the Transferred Assets.

2.3 Further Assurances. From time to time after the Closing, and without further consideration, the Seller shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery, and take such other actions as the Purchaser may reasonably request in order more effectively to Transfer to the Purchaser, and to place the Purchaser in possession or control of, all of the rights, properties, assets and businesses intended to be Transferred hereunder, to reasonably assist in the collection of any and all such rights, properties and assets, and to enable the Purchaser to exercise and enjoy all of the rights and benefits of the Seller with respect thereto.

2.4 Transfer Taxes. The Purchaser shall pay all sales and excise taxes, if any, incurred in connection with the transactions contemplated by this Agreement. With respect to any item that is exempt from sales or use tax on any basis, the Purchaser shall deliver to the Seller an appropriate certificate establishing the basis for such exemption. Except as hereinabove provided, the party hereto which is responsible under applicable law shall bear and pay in their entirety all other taxes and registration and transfer fees, if any, payable by reason of the Transfer of the Transferred Assets pursuant to this Agreement. Each party hereto will cooperate to the extent practicable in minimizing all taxes (other than income taxes) and fees levied by reason of the Transfer of the Transferred Assets. .

                            ARTICLE 3
    REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

The Seller represents and warrants to Purchaser that the following representations and warranties are true and correct at the date hereof:

3.1 Corporate Existence. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has full corporate power and authority to conduct its business as it is now being conducted and to own or lease all of its properties and assets. Schedule 3.1(a) sets forth a true and complete list of all jurisdictions in which the Seller is duly qualified or licensed to do business as a foreign corporation. The Seller has previously delivered to the Purchaser true and complete copies of its Articles of Incorporation and Bylaws as in effect on the date hereof.

3.2 Corporate Power and Authority. The Seller has full corporate power and authority to enter into this Agreement, perform its obligations hereunder, Transfer the Transferred Assets and carry out the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all corporate, shareholder and other actions on the part of the Seller required by applicable law, its Articles of Incorporation or Bylaws, or otherwise. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except (a) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.3 No Violation. To the actual knowledge of Seller, neither the execution and delivery of this Agreement nor the performance by the Seller of its obligations hereunder nor the consummation of the transactions contemplated hereby will (a) contravene any provision of the Articles of Incorporation or Bylaws of the Seller; (b) violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of any debt or obligation of the Seller under, require the consent of any other party to, constitute a breach of, create a loss of a benefit under, or result in the creation or imposition of any Lien (as defined in Section 3.8(d)), other than Permitted Liens, upon any property or assets of the Seller or the Business under, any mortgage, indenture, lease, contract, agreement, instrument or commitment to which the Seller is a party or by which it, any of its assets or properties, or the Business may be bound; (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Seller or the Business is subject or by which the Seller, any of its assets or properties, or the Business are bound; (d) result in the loss of any license, privilege or certificate benefiting the Business; or (e) violate any contract, agreement or commitment to which any of the Seller's directors or officers or any shareholder of the Seller owning five percent (5%) or more of the issued and outstanding capital stock of the Seller on the date hereof is bound or create a claim of diversion of corporate opportunity against any such person that could reasonably be expected to have a material adverse effect on the Business.

3.4 Consents and Approvals of Governmental Authorities. To the actual knowledge of Seller, and except as set forth on Schedule 3.4, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by the Seller in connection with the execution, delivery or performance of this Agreement by the Seller.

3.5 Financial Statements. The Seller has previously delivered to the Purchaser (a) the audited balance sheets of the Seller as of December 31, 1999 and 1998 and the related statements of operations and changes in financial position or cash flows, as appropriate, and (b) the unaudited balance sheet of the Seller as of September 30, 2000 (the "Balance Sheet Date"), and the related statements of operations and changes in financial position or cash flows, as appropriate, for the nine-month period then ended, which balance sheets and related statements have been prepared by Seller's management (all such financial statements are hereinafter collectively referred to as the "Financial Statements"). The Financial Statements, together with the notes thereto, (i) were compiled from the books and records of the Seller regularly maintained by management and used to prepare the financial statements of the Seller, which financial statements were prepared in accordance with generally accepted accounting principles which have been consistently applied through the respective periods; (ii) are used by the Seller in the ordinary conduct of the Business; and (iii) present fairly the financial position, results of operations and other information included therein of the Seller for the periods or as of the dates thereof, subject, where appropriate, to normal year-end audit adjustments, in each case in accordance with generally accepted accounting principles consistently applied during the periods covered.

3.6 No Undisclosed Liabilities. To the actual knowledge of Seller, the Seller has, and on the Closing Date will have, no debts, liabilities, commitments or obligations of any nature, absolute, accrued, contingent or otherwise (individually, a "Liability" and, collectively, the "Liabilities"), other than those which (a) are reflected on the balance sheet for the fiscal year ended December 31, 1999 (the "December 31, 1999 Balance Sheet"), (b) have been incurred since December 31, 1999 in the ordinary course of business in amounts and for terms consistent, individually and in the aggregate, with the past practice of the Business or (c) have been specifically disclosed in the schedules hereto by reference to the specific section of this Agreement to which such disclosure relates.

3.7 Absence of Certain Changes. To the actual knowledge of Seller and except as set forth on Schedule 3.7, since December 31, 1999, the Seller has conducted the Business only in the ordinary course and consistent with prior practice and neither the Business, nor the Seller on behalf of, or with respect to, the Business, has:

(a) suffered any material adverse change in its working capital from historical trends, condition (financial or otherwise), results of operations, assets, liabilities, reserves, business, operations or prospects;

(b) suffered any damage, destruction or loss, whether covered by insurance or not, materially adversely affecting its business, operations, assets, prospects or condition (financial or otherwise);

(c) paid, discharged or satisfied any Liability or other expenses, other than the payment, discharge or satisfaction of the Liabilities described in Section 3.6 at the time the same were due and payable and in the ordinary course of business;

(d) mortgaged or pledged, or permitted the imposition of any Lien upon, any of its properties or assets (real, personal or mixed, tangible or intangible), other than those incurred in the ordinary course of business;

(e) cancelled or compromised any debts, or waived or permitted to lapse any material claims or rights, or sold, assigned, transferred or otherwise disposed of, other than in the ordinary course, any of its properties or assets (real, personal or mixed, tangible or intangible);

(f) disposed of or permitted to lapse any rights to the use of any patent, registered trademark, service mark, trade name or copyright, or disposed of or disclosed to any person any trade secret, formula, process or know-how material to the Business not theretofore a matter of public knowledge;

(g) except as disclosed on Schedule 3.7, granted any increase in the compensation of any officer, employee or consultant of the Business (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer, employee or consultant;

(h) entered into any commitment or transaction not in the ordinary course of business or made any capital expenditure or commitment for any additions to property, plant or equipment, except commitments, transactions or capital expenditures which do not in any single case exceed Ten Thousand Dollars ($10,000);

(i) made any change in any method of accounting or accounting practice;

(j) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors, employees, shareholders, or any family member or Affiliate (as defined in Section 12.14 below) of any of its officers, directors, employees or shareholders, or any officer, director, employee or shareholder of any such Affiliate;

(k)  incurred any property losses or waived any rights of value;

(l) declared, paid or made any dividend or other distribution or payment in respect of the capital stock of the Seller which would materially adversely affect the Business, other than payments made, or to be made prior to the Closing Date, to any of the shareholders in respect of accrued compensation as employees of the Seller;

(m) suffered the loss of, or been threatened with the loss of, any supplier or customer or group of related suppliers or customers referred to in Section 3.14(b); or

(n) agreed, whether in writing or otherwise, to take any action referred to in and prohibited by this Section 3.7.

3.8  Title to Properties; Encumbrances.

(a) To the actual knowledge of Seller, and except as otherwise disclosed on Schedule 3.8(a), the Seller has good and marketable title to all of its properties and assets (real, personal or mixed, tangible or intangible) constituting all or part of the Transferred Assets. None of the Transferred Assets are subject to any Lien (as defined in Section 3.8(d) below), except (i) Liens for taxes (excluding Liens for taxes arising out of the Transfer of the Transferred Assets) not yet delinquent or the validity of which are being contested in good faith, (ii) Liens for purchase money security interests, and (iii) Liens described on Schedule 3.8(a) (collectively, the "Permitted Liens"), none of which adversely affects the continued operations of the Business.

(b) To the actual knowledge of Seller, all material property and assets (real, personal or mixed, tangible or intangible) used or required by the Seller in the conduct of the Business are owned by the Seller or leased or licensed to the Seller pursuant to a lease or license listed on Schedules 3.9 or 3.10. To the actual knowledge of Seller, all such property and assets, or the leases or licenses thereof, constitute all or a part of the Transferred Assets and constitute all property, assets and contractual rights necessary for the conduct of the Business as presently conducted and as it has been conducted in the past.

(c) To the actual knowledge of Seller, the Seller does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to acquire any real property or interest therein in connection with or on behalf of the Business.

(d) When used in this Agreement, "Lien" or "Liens" shall mean any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, claim, right, covenant, restriction, right of way, warrant, option or charge of any kind.

3.9  Leases.

(a)  Schedule 3.9 contains a true and complete list of:

(i) all leases pursuant to which the Business or the Seller in the conduct of the Business leases or subleases any real property interests, whether as lessor, lessee, sublessor or sublessee;

(ii) all leases pursuant to which the Business or the Seller in the conduct of the Business leases any type of personal property (other than computer equipment and related hardware or software) which provide, individually, for rental payments in excess of Ten Thousand Dollars ($10,000) per annum;

(iii) all leases pursuant to which the Business or the Seller in the conduct of the Business leases any computer equipment and related hardware or software;

(iv) all leases pursuant to which the Business or the Seller in the conduct of the Business leases any vehicles or related equipment; and

(v) all leases pursuant to which the Business or the Seller in the conduct of the Business leases to others any type of property which provide, individually, for rental payments in excess of Ten Thousand Dollars ($10,000) per annum or which have a term in excess of one (1) year.

(b) To the actual knowledge of Seller, each such lease described on Schedule 3.9 is the legal, valid and binding obligation of the Seller and, to the the Seller's actual knowledge, the other parties thereto, enforceable in accordance with their respective terms, and is in full force and effect. The Seller is not in default under any such lease, and the Seller has not received any actual notice from any person or entity asserting that the Seller is in default under any such lease, and to the actual knowledge of Seller no events or circumstances exist which, with notice or the passage of time or both, would constitute a default under any such lease. No material lease under which the Business operates will expire on or before twenty-four (24) months from the date hereof.

(c) Each such lease described on Schedule 3.9 may be assigned by the Seller to the Purchaser without the consent or approval of any other person or entity, or if such consent or approval shall be necessary to assign such lease, Seller shall use its best efforts to obtain such consent or approval as soon as practicable after the Closing Date.

3.10 Patents, Trademarks, Service Marks, Trade Names. To the actual knowledge of Seller, the Seller owns, or is licensed or otherwise has the full right to use, all intellectual property rights, both registered and at common law, relating to the Business, irrespective of where any of the same were issued, whether pending or existing (collectively, the "Intellectual Property"), set forth on Schedule 3.10, including, without limitation, all: United States and foreign patents or any description and applications therefore; registrations of trademarks, service marks and of other marks, registrations of trade names, labels, logos, trading styles or other trade rights, registered user entries, and applications for any such registrations or entries; United States and foreign copyrights, copyright registrations and applications therefor; United States and foreign trademarks and other marks, trade names, labels and other trade rights, whether or not registered, and applications therefor; trade secrets, know-how, inventions, discoveries, improvements, engineering or other drawings, designs, processes and formulae, whether patented or patentable or not; customer lists, technical data, marketing information and plans, software and software documentation source codes; any other proprietary information or intangible rights related in any way to the Business; shop rights, license agreements and other agreements relating in whole or in part to any of the foregoing; and all claims and causes of action on behalf of the Seller or against third parties relating to any of the foregoing, including claims and causes of action for past infringement. Schedule 3.10 contains a true and complete list of (a) the Intellectual
Property used or proposed to be used by the Business or the Seller in connection with the conduct of the Business, all applications therefor and all licenses and other agreements relating thereto and (b) all agreements relating to technology, know-how or processes which the Seller is licensed or authorized to use by others or which the Seller licenses or authorizes others to use in connection with the conduct of the Business. To the actual knowledge of Seller, the Seller has (i) the sole and exclusive right to use the patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes described on Schedule 3.10(i), (ii) the partial or limited right to use the patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes described on
Schedule 3.10(ii), and except as disclosed on Schedule 3.10, no consent of any third party is required for the use thereof by the Purchaser upon the consummation of the transactions contemplated hereby or, if such consent shall be necessary to assign such Intellectual Property, Seller shall use its best efforts to obtain such consent as soon as practicable after the Closing Date. Except as set forth on Schedule 3.10, to the actual knowledge of Seller, no claims have been asserted by any person to the use any of the items of Intellectual Property or challenging or questioning the validity or effectiveness of any such license or agreement, and the Seller has no actual knowledge of any valid basis for any such claims. Except as set forth on
Schedule 3.10, the Seller has no actual notice that the use of the Intellectual Property by the Seller or the Business infringes on the rights of any other person or entity. Neither the Business nor the Seller engages in any unfair competition in a way that would adversely affect the prospects, conduct or operations of the Business. To the actual knowledge of Seller, each item of Intellectual Property is in full force and effect, fully protected and, if registered, filed or issued, then duly and properly registered, filed or issued in the appropriate office and jurisdiction for such registration, filings or issuance. To the actual knowledge of Seller, each license, contract or other agreement to which the Seller is a party pertaining to any item of Intellectual Property owned, used or available for use by the Seller in the conduct of the Business is a valid, legally binding obligation of all parties thereto, enforceable in accordance with its terms and is in full force and effect. With respect to each such license, contract or other agreement, there is no payment due and not paid and no default (or event which, with or without notice, lapse of time or both, would constitute a default) by any party thereto. Except as disclosed on Schedule 3.10, the Seller has not disposed of or permitted to lapse any rights to the use of any item of Intellectual Property used or usable in the Business. To the actual knowledge of Seller, the Seller has good and valid title to, or otherwise possesses adequate and exclusive rights to use, all Intellectual Property and other proprietary information necessary to permit the Seller to conduct the Business in the same manner as the Business is presently conducted, and all items of Intellectual Property are being transferred to the Purchaser free of any encumbrance, not disclosed on Schedule 3.10.

3.11 Litigation. Schedule 3.11 sets forth a true and complete list and description of all actions, claims and proceedings and, to the Seller's actual knowledge, investigations to which the Seller is a party (individually, an "Action" and, collectively, "Actions"), including, without limitation, Actions for personal injury, products liability, wrongful death or other tortious conduct, or breach of warranty arising from or relating to materials, commodities, products or goods used, transferred, processed, manufactured, sold, distributed or shipped by the Seller concerning the Business (a) involving or relating to the Seller concerning the Business, or any of its assets, properties or rights, or any shareholder of the Seller owning five percent (5%) or more of the issued and outstanding capital stock of the Seller on the date hereof, or (b) pending, or, to Seller's actual knowledge, threatened, against the Business, or any of its assets, properties or rights, before any court, arbitrator or administrative or governmental body. There is no Action pending, or, to Seller's actual knowledge, threatened, against the Seller, or any of its assets, properties or rights, or the Business before any court, arbitrator or administrative or governmental body, which questions or challenges the validity of this Agreement or any Action taken or proposed to be taken by the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby. To the actual knowledge of Seller, no state of facts exists or has existed which would constitute grounds for the institution of any Action against the Business, the Seller or against any assets, properties or rights of the Seller which would adversely affect the Business, which would not be covered or defended against by a carrier under policies of insurance in favor of the Seller. The Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has affected, or which can reasonably be expected to affect, the Seller's business practices as they affect the Business or its ability to acquire any property or conduct the Business in any way.

3.12 Insurance. Schedule 3.12 sets forth a true and complete list and description of (a) all of the Seller's self-insurance practices and items covered by such self-insurance affecting the Business and (b) all policies of fire, liability, worker's compensation and other forms of insurance owned or held by the Seller for the benefit of the Business. No installment premiums are due under the policies set forth on Schedule 3.12 or, if installment premiums shall be due and owing under such policies prior to the Closing Date, such premiums shall have been paid prior to the Closing Date. All such policies are in full force and effect, insure against risks and liabilities to the extent and in the manner deemed appropriate and sufficient by the Seller in its reasonable business judgment, and will remain in full force and effect through the Closing Date, and the Seller has not received any actual notice of cancellation with respect thereto. To the Seller's actual knowledge, the Seller is not in default with respect to any provision contained in any such policy and has not failed to give any notice or present any claim under any such policy in due and timely fashion.

3.13 Contracts and Commitments.

(a) Insofar as they relate to the Business and constitute a portion of the Transferred Assets, Schedule 3.13, together with the leases set forth on Schedule 3.9, the licenses and other agreements set forth on Schedule 3.10 and the employee benefit plans and commitments set forth on Schedule 3.15, contains a true and complete list and description (stated without duplication) of:

(i) all contracts (including, without limitation, letters of credit) and commitments of the Seller which are material to the operations, business, prospects or condition (financial or otherwise) of the Seller or the Business;

(ii) all employment agreements, arrangements and commitments, including severance or termination arrangements and commitments
(whether written or oral), between the Seller and employees of the Seller;

(iii) all consulting agreements (whether written or oral), regardless of amounts or duration;

(iv) all manuals or written materials of the Seller relating to severance or termination pay;

(v) all material contracts or commitments (whether written or oral) with distributors, brokers, manufacturer's representatives, sales representatives, service or warranty representatives, customers and other persons, firms, corporations or other entities engaged in the sale, distribution, service or repair of the Seller's products;

(vi) all other contracts, commitments and instruments of the Seller relating to the Business (excluding, for purposes of this clause (vi), leases) reflecting obligations for borrowed money or for other indebtedness or guarantees thereof;

(vii) all purchase orders issued by or sales orders received by the Business in excess of ten thousand dollars ($10,000.00) each and any purchase or sales orders which call for delivery or performance on a date more than three (3) months from the date of this Agreement;

(viii) all contracts relating to construction-in-progress of capital assets; and

(ix) all joint venture or materially similar agreements or arrangements to which the Seller is a party in any way providing for the manufacture, marketing, sale or distribution of any products of the Seller.

(b) The Seller shall deliver as soon as practicable after the Closing Date true and complete copies of all of the documents identified on Schedules 3.9, 3.10, 3.13 and 3.15 (collectively, the "Material Contracts") and shall deliver true and complete copies of all such other agreements, instruments and documents as the Purchaser may reasonably request relating to the operation, ownership or conduct of the Business.

(c) The Seller is not a party to any written agreement that would restrict it from carrying on the Business anywhere in the world.

(d) Each of the Material Contracts has been entered into in the ordinary course of business and to the actual knowledge of Seller is valid and binding, and none of such contracts contains terms or conditions which are materially adverse to the Seller or the Business. To the actual knowledge of Seller, the Seller is not, and no other party is, in default under or in breach or violation of, nor has the Seller received actual notice of any asserted claim of default by the Seller or by any other party under, or a breach or violation of, any of the Material Contracts.

3.14 Suppliers and Customers.

(a) To the actual knowledge of Seller, the Seller enjoys good commercial relationships under all of its supply, purchase, sale, distribution, sales representative and similar agreements necessary for the normal operation of the Business.

(b) Schedule 3.14 contains a true and complete list of all suppliers and customers of the Business, and groups of related suppliers or customers of the Business (i.e., any suppliers or customers, as the case may be, who are directly or indirectly, through one or more intermediaries, under common control), which during any of the calendar years 1999 or 1998, accounted for five percent (5%) or more of the Business's gross purchases or sales, respectively, during such period.

(c) The Seller has no actual knowledge of, or basis for knowledge that any such supplier or customer or group of related suppliers or customers of the Business has cancelled or otherwise terminated or threatened to cancel or otherwise terminate, its relationship with the Business or the Seller, which termination would have a material adverse effect on the Business, or has during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials to the Business or the Seller or its usage or purchase of the services or products of the Business or the Seller, as the case may be, or that any such supplier or customer or group of related suppliers or customers expects to reduce its business with the Business by reason of the transactions contemplated by this Agreement or for any other reason whatsoever.

3.15 Employee Benefit Plans.

(a) Schedule 3.15 contains a true and complete list and description of, and the Seller shall delive as soon as practicable after the Closing Date true and complete copies of, each pension, retirement, severance, welfare, profit-sharing, stock purchase, stock option, vacation, deferred compensation, bonus or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, retiree medical or life insurance plan or any other employee benefit plans, including, without limitation, any "employee benefit plan" (as defined in Section 3(3) of ERISA), to which the Seller contributes or is a party or by which it is bound or under which it may have liability and under which employees or former employees of the Seller (or their beneficiaries) are eligible to participate or derive a benefit. Each employee benefit plan which is a "group health plan" (as such term is defined in Section 5000(b)(i) of the Code) satisfies the applicable requirements of Section 4980B of the Code. Except as described on Schedule 3.15, the Seller has no formal plan or commitment, whether legally binding or not, to create any additional plan, practice or agreement or modify or change any existing plan, practice or agreement that would affect any of its employees or terminated employees. Benefits under all employee benefit plans are as represented and have not been and will not be increased subsequent to the date copies of such plans have been provided.

(b) The Seller does not contribute to or have any obligation to contribute to, has not at any time contributed to or had an obligation to contribute to, sponsor or maintain, and has not at any time sponsored or maintained, a "multi-employer plan" (within the meaning of Section 3(37) of ERISA) for the benefit of employees or former employees of the Business.

(c) The Seller has, in all material respects, performed all obligations, whether arising by operation of law, contract, or past custom, required to be performed under or in connection with the employee benefit plans disclosed on Schedule 3.15 (individually, an "Employee Benefit Plan" and, collectively, the "Employees Benefit Plans"), and the Seller has no actual knowledge of any default or violation by any other party with respect thereto.

(d) There are no Actions, suits or claims (other than routine claims for benefits) pending, or, to the Seller's actual knowledge, threatened, against any Employee Benefit Plan or against the assets funding any Employee Benefit Plan.

(e) The Seller neither maintains nor contributes to any "employee welfare benefit" (as such term is defined in Section
3(i) of ERISA) plan which provides any benefits to retirees or former employees of the Business.

(f) The Seller shall deliver as soon as practicable after the Closing Date to the Purchaser true and complete copies, if applicable, of (i) all documents governing the Employee Benefit Plans, including, without limitation, all amendments thereto which will become effective at a later date; (ii) all summary plan descriptions and each summary of material modifications relating to the Employee Benefit Plans; (iii) all employment manuals; and (iv) all insurance policies or contracts with respect to the Employee Benefit Plans.

3.16 Employment Law Matters.

(a) To the actual knowledge of Seller, the Seller (i) is in compliance with all applicable laws respecting employment, employment practices, terms and conditions of employment and wages and hours with respect to the conduct of the Business; (ii) is in compliance with all applicable laws and regulations relating to the employment of aliens or similar immigration matters with respect to the conduct of the Business; and (iii) is not engaged in any unfair labor practice, including, but not limited to, discrimination or wrongful discharge with respect to the conduct of the Business.

(b) The Seller has not at anytime during the last five (5) years had, nor to the Seller's actual knowledge, is there now threatened, a strike, picket, work stoppage, work slowdown or other labor trouble, against or directly affecting the Business that had or may have a material adverse effect on the Business or the Transferred Assets.

(c) To the actual knowledge of Seller, none of the employees of the Business is represented by a labor union, and no petition has been filed or proceedings instituted by any employee or group of employees with any labor relations board seeking recognition of a bargaining representative. The Seller is not a party to any multi-employer collective bargaining agreement covering any of its employees involved in the Business.

(d) There are no controversies or disputes (including any union grievances or arbitration proceeding) pending, or, to the Seller's actual knowledge, threatened, between the Seller and any employees of the Business (or any union or other representative of such employees). To the actual knowledge of Seller, no unfair labor practice complaints have been filed against the Business or the Seller in respect of the Business with the National Labor Relations Board or any other governmental or administrative body, and the Seller has not received any written notice or communication reflecting an intention or a threat to file any such complaint.

3.17 Compliance with Laws. To the actual knowledge of Seller, the Seller has not been charged with, and is not threatened with or under any investigation with respect to, any charge concerning any violation of any provision of any federal, state, local or foreign law, regulation, ordinance, order or administrative ruling affecting the Business or the Transferred Assets, and to the Seller's actual knowledge, the Seller is not in default with respect to any order, writ, injunction or decree of any court,
agency   or  instrumentality  affecting  the  Business   or   the
Transferred Assets. To the actual knowledge of Seller, the Seller (a) is not in violation of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator applicable to the Business or the Transferred Assets or (b) would not, to the Seller's actual knowledge, be in violation of any such law, ordinance, regulation or other requirement that has been enacted or adopted but is not yet effective if it were effective at the date hereof. To the actual knowledge of Seller, the Seller has not made any illegal payment to officers or employees of any governmental or regulatory body or made any payment to customers of the Business for the sharing of fees or to customers or suppliers of the Business for the rebating of charges, or engaged in any other similar reciprocal practices, or made any illegal payment or given any other illegal consideration to purchasing agents or other representatives of customers of the Business in respect of sales made or to be made by the Seller. Without limiting the generality of the foregoing, to the actual knowledge of Seller, the Business or the Seller in its conduct of the Business is in compliance with all rules and regulations promulgated by the Occupational Safety and Health Administration ("OSHA"). The Seller shall deliver to the Purchaser as soon as practicable after the Closing Date a true and complete copy of the Seller's most recent inspection report or reports relating to compliance with OSHA rules and regulations in its conduct of the Business, if any such report or reports exists.

3.18 Licenses, Permits and Authorizations. The Seller has all licenses, permits, authorizations, approvals, consents, franchises and orders required for the conduct and operation of the Business (individually, a "Permit" and, collectively, the "Permits") and the use and ownership or leasing of its properties and assets as currently operated, used, owned or leased. All of the Permits are valid, in full force and effect and in good standing. No violations have been recorded in respect of any such Permit. Schedule 3.18 contains a true and complete list and description of all the Permits and the Seller has previously delivered to the Purchaser true and complete copies of all such Permits identified in Schedule 3.18 and in effect as of the date hereof. There is no claim or Action pending, or, to the Seller's actual knowledge, threatened, which disputes the validity of any such Permit or threatens to revoke, cancel, suspend or limit any such Permit. Except as set forth on Schedule 3.18 or on Schedule
3.4 (Consents and Approvals of Governmental Authorities), no filing with or consent, approval, or authorization of any Person is or may be required in order to permit Seller and the Shareholder to consummate the transactions contemplated by this Agreement.

3.19 Inventory. All finished goods, work-in-process, packaging, supplies, spare parts, raw materials and other miscellaneous inventories, whether current, excess or obsolete (collectively, the "Inventory"), used in the Business, wherever located, a complete and accurate list of which as of July 31, 2000, is set forth on Schedule 3.19 are delivered "as is". The value of the Inventory set forth on the July 31, 2000 Balance Sheet (net of such reserves) has been established in accordance with generally accepted accounting principles and consistent with Seller's inventory valuation and write down policies.

3.20 Condition of Tangible Assets. The Seller's facilities and tangible assets, including, without limitation, machinery, equipment, vehicles, furniture, plants and buildings, which are included in the Transferred Assets are in good operating condition and repair (ordinary wear and tear excepted) and are delivered "as is".

3.21 Sufficiency of Assets. Excepting the Excluded Assets, the Transferred Assets constitute all property, assets and contractual rights (i) necessary for the conduct of the Business as presently conducted and (ii) presently used by the Seller with respect to the Business. The Business has, and on the Closing Date will have, a normal operating supply (consistent with past practices) of Inventories, equipment and supplies.

3.22 Tax Returns and Payments. All of the tax returns and reports of the Seller required by law to be filed have been duly filed and all taxes shown as due thereon have been paid. There are in effect no waivers of the applicable statutes of limitations for any federal, state, local or foreign taxes for any period. No liability for any federal, state, local or foreign income, sales, use, withholding, payroll, franchise, real property or personal property taxes is pending in connection with the Business or the Transferred Assets, and there is no proposed liability for any such taxes to be imposed upon the properties or assets of the Business.

3.23 Broker's and Finder's Fees. Seller is not a party to, or in any way obligated to make any payment relating to, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby.

3.24 Accounts and Notes Receivable and Accounts Payable.
Schedule 3.24 sets forth an accurate list of the (a) accounts and notes receivable of the Seller and (b) accounts payable of the Seller, each as of the Balance Sheet Date, including receivables from and advances to the Seller's employees and shareholders. Such list includes an aging of all (a) accounts and notes receivable and (b) accounts payable, as of the Balance Sheet Date, showing amounts due or payable, as the case may be, in thirty (30) day aging categories. Except as set forth on
Schedule 3.24, and to the actual knowledge of Seller, all accounts receivable, unbilled invoices and other debts due or recorded in the records and books of account of the Seller as being due to the Seller as at the date of this Agreement will be good, payable and collectible in full in the ordinary course of business within ninety (90) days after the Closing, net of applicable reserves as recorded on the Seller's books on the date hereof; to the actual knowledge of Seller, no contest with respect to the amount or validity of any amount is pending; and to the actual knowledge of Seller, none of such accounts receivable or other debts is or will at the Closing be subject to any counterclaim or set-off. The values at which accounts receivable are carried reflect the accounts receivable valuation policy of the Seller which is consistent with GAAP applied on a consistent basis

3.25 Disclosure of Confidential Information. The Seller has fully disclosed, or will disclose as soon as practicable after the Closing Date, to the Purchaser, all processes, inventions, methods, formulae, plans, drawings, customer lists, secret information and know-how (whether secret or not) known to it or usable by it in connection with the Business as it is now conducted.

3.26 Disclosure. No representation or warranty by the Seller in this Agreement (including, without limitation, the Schedules hereto) contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading. There is no fact actually known to the Seller which adversely affects, or which might in the future adversely affect, the operations, business, assets, properties, prospects or condition (financial or otherwise) of the Seller or the Business which has not been set forth in this Agreement or on the Schedules hereto.

                            ARTICLE 4
     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND CSC

The Purchaser hereby represents and warrants to the Seller as follows:

4.1 Existence. Each of Purchaser and CSC is a corporation, validly existing and in good standing under the laws of the State of Nevada.

4.2 Power and Authority. Each of the Purchaser and CSC has full power and authority to enter into this Agreement, perform its obligations hereunder, acquire and own the Transferred Assets, assume the Assumed Liabilities and carry out the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by each of the Purchaser and CSC of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all corporate and stockholder actions on the part each of the Purchaser and CSC required by applicable law, its Articles of Incorporation or Bylaws, or otherwise. This Agreement constitutes the legal, valid and binding obligation of the Purchaser and CSC, enforceable against Purchaser and CSC in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3 No Violation. Neither the execution and delivery of this Agreement nor the performance by either of the Purchaser or CSC of its obligations hereunder nor the consummation of the transactions contemplated hereby will (a) contravene any provision of its Articles of Incorporation or Bylaws; (b) violate, or be in conflict with, or constitute a default under, permit the termination of, or cause the acceleration of the maturity of any debt or obligation under, require the consent of any other party to, constitute a breach of, create a loss of a material benefit under, any mortgage, indenture, lease, agreement, instrument or commitment to which the Purchaser or CSC is a party or by which the assets or properties of Purchaser or CSC may be bound or (c) to the best of the Purchaser's knowledge, violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Purchaser is subject or by which it or any of its assets or properties are bound.

4.4 Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by the Purchaser or CSC in connection with the execution, delivery and performance of this Agreement, other than as may be required pursuant to applicable federal and state securities laws.

                            ARTICLE 5
               CERTAIN OBLIGATIONS OF THE PARTIES

The Seller and the Purchaser hereby covenant as follows:

5.1 Access. The Seller subsequent to the Closing Date shall afford the Purchaser, CSC and their respective counsel, accountants, investment bankers, investors and other authorized agents and representatives (its "Advisors") reasonable access during normal business hours to the Seller's plants, properties, books, records and personnel in order that each of the Purchaser, CSC and its Advisors may have the opportunity to make such reasonable investigations as they shall desire to make of the affairs of the Seller. The Seller shall furnish, or shall cause its accountants to furnish, such additional financial and operating data and other information as CSC or its Advisors shall from time to time reasonably request, including, without limitation, all financial and operating data as shall be necessary for preparation of the Closing Statements (as defined in Section 5.2(b)) and verification of the accuracy of the Financial Statements. The Seller shall, upon the reasonable request of Purchaser or CSC, assist Purchaser, CSC and its Advisors in contacting and communicating with suppliers, customers and employees of the Business.

5.2 Closing Statement. As soon as practicable after the Closing Date, the Seller shall deliver to the Purchaser, at the Seller's sole expense, (a) an unaudited balance sheet of the Business as of the date which is no greater than 15 days prior to the Closing Date, which balance sheet shall have been prepared by the Seller in accordance with generally accepted accounting principles and
(b) a valuation statement concerning the valuation of the Transferred Assets as of the date of such balance sheet (collectively, the "Closing Statements").

5.3 Lease. To the extent the Purchaser reasonably requests, the Seller shall cooperate with and provide reasonable assistance to the Purchaser with respect to the Purchaser's negotiation with the landlord for a new lease of the premises which is the subject of the Facilities Lease.

5.4 Cooperation. Seller and Shareholder shall use their respective best efforts to cause the transactions contemplated by this Agreement to be consummated, and without limiting the generality of the foregoing, to obtain all consents and authorizations of government agencies and third parties listed on
Schedule 3.19, and to make all filings with and give all notices to government agencies and third parties which may be necessary or reasonably required in order to consummate the transactions contemplated by this Agreement. The Seller shall give prompt notice to the Purchaser, after receipt thereof by the Seller, of
(i) any notice of, or other communication relating to, any default or event which, with notice or the lapse of time or both, would become a default under any indenture, instrument or agreement material to the Business or the operations, condition (financial or otherwise) or prospects of the Seller, to which the Seller is a party or by which the Seller or its assets or properties or the Business are bound and (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. The Seller shall obtain all required consents and approvals (if any) to assign and transfer the Permits to the Purchaser on the Closing Date and, to the extent that one or more of the Permits are not transferable, to obtain replacements therefor satisfactory to Purchaser.

                            ARTICLE 6
            CONDITIONS TO THE PURCHASER'S OBLIGATIONS

Each and every obligation of Purchaser under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

6.1 Representations and Warranties True. The representations and warranties of the Seller and Shareholder contained herein, in the Schedules and Exhibits hereto and in all certificates and other documents delivered by the Seller or Shareholder to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby shall be true and accurate as of the date of this Agreement and as of the Closing Date with the same effect as if made on and as of the Closing Date.

6.2 Performance. The Seller shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including, without limitation, those referred to in Article V.

6.3  No Adverse Changes.  Since the Balance Sheet Date:

(a) No portion of the Transferred Assets shall have been damaged, destroyed or taken by condemnation to such an extent that substantial operation of the Business cannot continue.

(b) No material item of the Transferred Assets shall have been destroyed, damaged or taken by condemnation under circumstances where the loss thereof will not be substantially reimbursed through the proceeds of insurance or condemnation award, which awards shall be the property of the Purchaser if this Agreement and the transactions contemplated hereby are consummated.

(c) Neither the Seller nor the Business shall have suffered or become subject to changes of any kind or nature which either individually or in the aggregate adversely affect the ability of the Purchaser to continue the Business or its operations.

(d) No material adverse change in the Business or the operations, condition (financial or otherwise) or prospects of the Business since the date of the December 31, 1999 Balance
Sheet shall have occurred and be continuing.

(e) The representations and warranties contained in Section 3.7 above shall be true and accurate on and as of the Closing Date.

6.4 Lease. The Seller, as soon as practicable after the Closing Date, shall assign the Facilities Lease to Purchaser and shall obtain any and all consents required in connection with such assignment or, if requested by Purchaser, the Seller shall terminate the Facilities Lease and Purchaser shall enter into a new lease agreement with the landlord of the property and facilities to which the Facilities Lease relates.

6.5 Certificates. As soon as practicable after the Closing Date, the Seller shall furnish: the Seller's Articles of Incorporation, as amended, certified by the Secretary of State of the State of Virginia; certificates, dated not earlier than thirty (30) days prior to the Closing Date, of the Secretary of State of Virginia and the Secretary of State of each foreign jurisdiction where the Seller has qualified to do business as to the good standing of the Seller in each such jurisdiction; and such certificates of its President or Vice President to evidence compliance with the conditions set forth in Sections 6.1, 6.2,
6.3 and 6.6 and any other certificates to evidence compliance with the conditions set forth in this Article VI as may be reasonably requested by the Purchaser.

6.6 Resolutions. As soon as practicable after the Closing Date, the Seller shall furnish a copy of the resolutions adopted by the Board of Directors and Shareholder authorizing this Agreement and the transactions contemplated hereby, certified by a Secretary or Assistant Secretary of Seller.

6.7   Proceedings.   All corporate and other proceedings  in
connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be in form and substance reasonably satisfactory to the Purchaser and its counsel, and the Purchaser shall as soon as practicable after the Closing Date have received all such originals or certified or other copies of such documents as it may reasonably request.

6.8 Absence of Litigation. There shall be no Action pending or threatened before any federal, state or local court, governmental agency or regulatory body which seeks (a) to invalidate or set aside, in whole or in part, this Agreement, (b) to restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby or
(c) to obtain substantial damages in connection therewith.

                            ARTICLE 7
             CONDITIONS TO THE SELLER'S OBLIGATIONS

Each and every obligation of the Seller under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

7.1 Representations and Warranties True. The representations and warranties of Purchaser contained herein and in all certificates and other documents delivered to the Seller pursuant hereto or in connection with the transactions contemplated hereby shall be in all material respects true and accurate as of the date of this Agreement and as of the Closing Date with the same effect as if made on and as of the Closing Date.

7.2 Performance. The Purchaser shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including, without limitation, those referred to in Article V.

7.3 Consents. All filings with and consents from government agencies required to consummate the transactions contemplated hereby shall have been obtained, unless the failure to obtain any such consent or make any such filing would not have a material adverse effect on the assets, properties, business or condition (financial or otherwise) of the Business or the transactions contemplated hereby.

7.4 Absence of Litigation. There shall be no Action pending or threatened before any federal, state or local court, governmental agency or regulatory body which seeks (a) to invalidate or set aside, in whole or in part, this Agreement, (b) to restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby or (c) to obtain substantial damages in connection therewith.

7.5 CSC Approval. The Purchaser shall have obtained the necessary approval of its sole shareholder, CSC, for the purchase of the Transferred Assets by the Purchaser upon the terms and conditions set forth in this Agreement.

                            ARTICLE 8

                   INVESTMENT REPRESENTATIONS

     8.1 Investment Representations. Shareholder understands that the options granted to Shareholder pursuant to the Option Agreement, and the shares of Common Stock of CSC issuable upon exercise thereof (collectively, the "Securities") have not been registered under the Securities Act of 1933, as amended (the
"Securities  Act").   Shareholder  also  understands   that   the
Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Shareholder's representations contained in this Agreement. Shareholder hereby represents and warrants to the Purchaser as follows:

8.2  Shareholder Bears Economic Risk.   Shareholder must bear the
economic risk of this investment and understands that the Purchaser and CSC have no present intention of registering any of the Securities. Shareholder also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Shareholder to transfer all or any portion of any of the Securities under the circumstances, in the amounts or at the times Shareholder might propose.

8.3  Acquisition for Own Account.  Shareholder is acquiring the
Securities for Shareholder's own account for investment only, and not with a view towards their distribution.

8.4 Accredited Investor. Shareholder represents that, giving effect to the consummation of the transactions contemplated hereby, he is an "accredited investor" within the meaning of Regulation D under the Securities Act.

8.5 No Reliance on Purchaser Information. Shareholder represents and agrees that Shareholder is not relying on any information concerning CSC contained in its public reports as filed with the Securities and Exchange Commission and that neither CSC nor Purchaser is making any representation or warranty with respect to the financial or business condition of CSC or Purchaser and/or giving any assurance to Shareholder in regard to the continued liquidity, value or quality of performance of any of the securities of CSC, including without limitation the common stock of CSC. Seller has had an opportunity to discuss the Purchaser's and CSC's business, management and financial affairs with directors, officers and management of the Purchaser and CSC. Seller has also had the opportunity to ask questions of and receive answers from, the Purchaser and CSC and their respective management regarding the terms and conditions of this investment and is making his investment decision solely on his own accord and in reliance only upon his own independent investigation of the Purchaser and CSC.

8.6 Legend. Certificates evidencing the Securities shall bear appropriate legends concerning the restrictions on transferability imposed by applicable Federal and state securities laws including, without limitation, the following:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION IS NOT REQUIRED.

                            ARTICLE 9
                 CERTAIN POST-CLOSING COVENANTS

9.1 Books and Records; Access. Unless otherwise consented to in writing by the Purchaser, the Seller shall not destroy, alter or otherwise dispose of any original books or records of the Seller pertaining to the Business without first offering to surrender such books and records to the Purchaser and shall maintain such books and records in good condition in a reasonably accessible location. The Seller shall allow the Purchaser and its Advisors reasonable access during normal business hours to examine and copy such books and records.

9.2  Noncompetition; Confidentiality.

(a) The Purchaser and the Seller acknowledge and understand that the Purchase Price was fixed on the basis that the Transfer of the Transferred Assets to the Purchaser would provide the Purchaser with the full benefit and goodwill of the Business. Each of the Seller and Shareholder acknowledges that it is proper for the Purchaser to have assurances that the value of the Business will not be diminished by acts of the Seller or Shareholder after the Closing Date. Accordingly, for a period of three (3) years from and after the Closing Date, neither the Seller nor the Shareholder shall, directly or indirectly, through Affiliates, a partnership, joint venture or otherwise, (i) enter into, engage in, conduct or carry on any business which produces, manufactures, sells or distributes products now produced, manufactured, sold or distributed by the Business, or participate in the management of any person, firm, enterprise or corporation if such person, firm, enterprise or corporation engages or proposes to engage in substantial competition with the Business in any line of business actively conducted at the time by the Business and which was conducted by the Business prior to the Closing Date in all of the counties in California, in the remaining 49 states of the United States, and throughout the world; (ii) solicit or divert any business or any customer from the Business; or (iii) hire or seek to hire, or advise or recommend to any other person that he employ or solicit for employment, any employee of the Business who is an employee of the Business on the date hereof or on the Closing Date.

(b) Neither the Seller nor the Shareholder shall use or disclose, or induce the use or disclosure of, and shall otherwise keep confidential all secrets, know-how, processes, formulas, discoveries, improvements, designs, business affairs and other secrets ("Confidential Matters") used or usable by the Seller in the Business to the extent that such Confidential Matters are not or do not become readily available to the public at any relevant time, other than through Seller's or Shareholder's disclosure of such Confidential Matters.

(c) If the Seller or Shareholder commits a breach, or threatens to commit a breach, of any of the provisions of this Section 9.2, the Purchaser shall have the right and remedy (in addition to any others) to have the provisions of this Section 9.2 specifically enforced by any court having equity jurisdiction, together with an accounting therefor, it being acknowledged and understood by the Seller and the Shareholder that any such breach or threatened breach will cause irreparable injury to the Purchaser and that money damages will not provide an adequate remedy therefor.

9.3 Covenant Not to Sue. The Seller and Shareholder each hereby covenants and agrees, and Seller hereby undertakes to have each of its executive officers and directors undertake and agree, that from and after the Closing Date, it and they will not, directly or indirectly, commence or prosecute, or assist in the filing, commencement or prosecution of, any Action, claim or proceeding against the Purchaser or CSC, any of their respective Affiliates and each present or former officer, director, employer of or owner of any equity interest in the Purchaser or any of its Affiliates, in any federal, state, local or foreign court, arbitral forum or administrative agency, with respect to the Intellectual Property Transferred hereunder, whether known or not now known. Each of the Seller and the Shareholder represents and warrants that it would not have a claim or cause of action against the Purchaser if the Intellectual Property were Transferred on the date hereof.

9.4 Sales Tax Receipt. Purchaser covenants and agrees that it will, at the earliest practicable date, pay any and all sales tax due and owing to the State of California, the State of Nevada and/or the Commonwealth of Virginia on account of the Transfer of the Transferred Assets to Purchaser hereunder or otherwise, and Purchaser will deliver to Seller the sales tax receipt or clearance certificate required by Section 6811 of the California Revenue and Taxation Code and any similar receipt or certificate that may be required pursuant to Virginia law. Purchaser further understands and agrees that any amounts paid by Seller to the California State Board of Equalization and/or pursuant to the equivalent governmental authority in the Commonwealth of Virginia because of Purchaser's sales tax liability will be the subject of an indemnity claim by Seller against the Purchaser.

9.5  Dissolution of Seller.   Within 90 days of the Closing Date,
Seller shall have completed the dissolution and/or winding up of Seller including, but not limited to, the adoption of the appropriate shareholder and director resolutions, the necessary filings with all governmental bodies and agencies (e.g., filing of a certificate of dissolution with the Secretary of State, if necessary), the settlement and satisfaction of all of Seller's liabilities including tax liabilities, and the filing of any necessary court documents.

9.6 Employment Agreements. The Purchaser agrees that it will use its good faith best efforts to negotiate and consummate separate employment agreements between the Purchaser, on the one hand, and Sabrina Conway, Gary Brown, Robert Reid and W. Burton Richards (collectively, the "ALE Key Employees"), respectively, to be duly executed by the ALE Key Employees and delivered to the Purchaser within 90 days of the Closing Date.

                           ARTICLE 10
                   SURVIVAL OF REPRESENTATIONS
                 AND WARRANTIES; INDEMNIFICATION

10.1 Survival of Representations and Warranties.  Notwithstanding
(a) the making of this Agreement, (b) any examination made by or on behalf of the parties hereto and (c) the Closing hereunder, the representations and warranties of the Seller and the
Purchaser contained in this Agreement, or in any document delivered pursuant to the provisions of this Agreement, shall survive the Closing.

10.2 Indemnification by Seller and Shareholder.

(a) Subject to Section 10.1 above, for a period of two years from the Closing Date, each of the Seller and the Shareholder shall jointly and severally indemnify and save harmless the Purchaser and CSC and their respective officers, directors, employees, agents, shareholders, successors and assigns (collectively, the "Indemnified Purchaser") from and against any loss, claim, liability, damage (including consequential damages), punitive damages, remedial costs, civil and criminal penalties or expenses or other damages of any kind or nature, including Purchaser's reasonable attorneys' fees incurred in connection with any of the foregoing (collectively, the "Damages"), caused to the Business by or arising out of (i) the failure by the Seller or Shareholder to perform any covenant or agreement required to be performed by it in this Agreement, after the Closing or pursuant to Article V of this Agreement; (ii) the failure of the Seller or the Shareholder to pay, perform or satisfy any Excluded Liability; (iii) any judgments, orders or decrees entered in any lawsuit or proceeding or Actions against the Seller, the Shareholder or the Business arising out of activities undertaken by the Business prior to the Closing Date and arising out of activities undertaken by the Seller or the Shareholder prior to the Closing Date; (iv) the failure of the Seller or the Shareholder to pay promptly any federal, state, local or foreign taxes of the Seller of the Shareholder (including, without limitation, all taxes of any kind or nature and all interest, additions to tax and penalties thereon) claimed or assessed for any taxable period ended on or prior to the Closing Date; or (v) any breach of warranty or misrepresentation in this Agreement (including the Schedules hereto) made by or on behalf of the Seller or the Shareholder and not waived in writing by the Indemnified Purchaser.

(b) The Indemnified Purchaser shall notify the Seller within a reasonable period of time after becoming aware of, and shall provide to the Seller as soon as practicable thereafter all information and documentation necessary to support and verify, any Damages which the Indemnified Purchaser shall have determined has given or could give rise to a claim for indemnification hereunder, and the Seller shall be given access to all books and records in the possession or under the control of the Indemnified Purchaser which each of the Seller and Shareholder reasonably determines to be related to such claim.

(c) All claims for indemnity under this Section 10.2 shall be paid by the Seller and Shareholder on demand in immediately available funds in U.S. dollars.

(d) The Indemnified Purchaser shall notify the Seller and Shareholder with reasonable promptness of its discovery of any matter giving rise to a claim of indemnity pursuant to this Agreement. With respect to any third party claim or action that could give rise to indemnity under this Agreement, the Seller and/or Shareholder shall be entitled to assume the defense thereof with counsel satisfactory to the Indemnified Purchaaser, provided, that upon the request of the Indemnified Purchaser, the Seller and the Shareholder provides reasonable evidence of their ability to perform its obligations under this Section 10.2; and after notice from the Seller and the Shareholder to the Indemnified Purchaser of their election so to assume the defense thereof, the Seller and the Shareholder shall not be liable to the Indemnified Purchaser under the foregoing indemnity agreement for any legal or other expenses subsequently incurred by the Indemnified Purchaser in connection with the defense thereof other than (i) those relating to investigation or the furnishing of documents or witnesses and (ii) all reasonable fees and expenses of separate counsel retained by such Indemnified Purchaser if and only if the Seller, Shareholder and the Indemnified Purchaser shall have agreed to the retention of such counsel. Promptly after receipt by an Indemnified Purchaser of notice of the commencement of any action to which the Seller or the Shareholder is not a party, such Indemnified Purchaser shall, if such claim in respect thereof is to be made against the Seller and/or the Shareholder pursuant to this Agreement, notify the Seller and/or the Shareholder in writing of the commencement thereof. The failure or delay in so notifying the Seller and/or the Shareholder shall relieve the Seller or the Shareholder of its obligations to indemnify pursuant to the terms of this Agreement. The Indemnified Purchaser shall keep the Seller and the Shareholder informed of the progress of any such action and shall not enter into any settlement of any such action without the prior written consent of the Seller and/or the Shareholder, as appropriate, which consent shall not be unreasonably withheld or delayed.

(e)  Maximum and DeMinimis Amounts.

(i)     The    maximum   aggregate    amount    of
indemnification which can be required, collectively, of Seller and Shareholder under Section 10.2 shall not exceed $2,000,000, as adjusted pursuant to Section
1.5(c) above.

(ii)  Seller  shall not be required to  indemnify,
defend or hold the Indemnified Purchaser harmless  from
and against any Damages under Section this Section 10.2
unless  and  until  the amount of such  Damages  equals
$20,000  in  the aggregate (the "Threshold Amount")  in
which event Seller shall be obligated to indemnify  the
Indemnified  Purchaser, and the  Indemnified  Purchaser
may  assert  its right to indemnification hereunder  to
the  full  extent  of all Damages (subject  to  Section
10.2(e)(i) above, including Damages that are less  than
the  Threshold Amount.  Notwithstanding the  foregoing,
the  parties agree that any Damages resulting from  any
failure  of  Seller to promptly remit to Purchaser  any
payment   Seller  receives  relating  to  any   account
receivable outstanding on or after the Closing Date shall not be included in the Threshold Amount.

10.3 Indemnification by Purchaser.

(a) Subject to Section 10.1 above, for a period of two years from the Closing Date, each of the Purchaser and CSC shall jointly and severally indemnify and save harmless the Seller and Shareholder, and their respective officers, directors, employees, agents, shareholders, successors and assigns (collectively, the "Indemnified Seller") from and against any loss, claim, liability, damage (including consequential damages), punitive damages, remedial costs, civil and criminal penalties or expenses or other damages of any kind or nature, including the Indemnified Seller's reasonable attorneys' fees incurred in connection with any of the foregoing (collectively, the "Damages"), caused to Indemnified Seller by or arising out of (i) the failure by the Purchaser or CSC to perform any covenant or agreement required to be performed by it in this Agreement, after the Closing or pursuant to Article V of this Agreement; (ii) the failure of the Purchaser or CSC to pay, perform or satisfy any Assumed Liability; (iii) any judgments, orders or decrees entered in any lawsuit or proceeding or Actions against the Purchaser or CSC arising out of activities undertaken by them prior to the Closing Date and arising out of activities undertaken by the Purchaser or CSC after the Closing Date; (iv) the failure of the Purchaser or CSC to pay promptly any federal, state, local or foreign taxes of the Purchaser or CSC (including, without limitation, all taxes of any kind or nature and all interest, additions to tax and penalties thereon) claimed or assessed for any taxable period ended on or prior to the Closing Date, or incurred pursuant this Agreement; or (v) any breach of warranty or misrepresentation in this Agreement (including the Schedules hereto) made by or on behalf of the Purchaser or CSC and not waived in writing by the Indemnified Seller.

(b) The Indemnified Seller shall notify the Purchaser and CSC within a reasonable period of time after becoming aware of, and shall provide to the Purchaser and CSC as soon as practicable thereafter all information and documentation necessary to support and verify, any Damages which the Indemnified Seller shall have determined has given or could give rise to a claim for indemnification hereunder, and the Purchaser and CSC shall be given access to all books and records in the possession or under the control of the Indemnified Seller which each of the Purchaser and CSC reasonably determines to be related to such claim.

(c) All claims for indemnity under this Section 10.3 shall be paid by the Purchaser and Seller on demand in immediately available funds in U.S. dollars.

(d) The Indemnified Seller shall notify the Purchaser and CSC with reasonable promptness of its discovery of any matter giving rise to a claim of indemnity pursuant to this Agreement. With respect to any third party claim or action that could give rise to indemnity under this Agreement, the Purchaser and/or CSC shall be entitled to assume the defense thereof with counsel satisfactory to the Indemnified Seller, provided, that upon the request of the Indemnified Seller, the Purchaser and CSC provides reasonable evidence of their ability to perform its obligations under this Section 10.3; and after notice from the Purchaser and CSC to the Indemnified Seller of their election so to assume the defense thereof, the Purchaser and CSC shall not be liable to the Indemnified Seller under the foregoing indemnity agreement for any legal or other expenses subsequently incurred by the Indemnified Seller in connection with the defense thereof other than (i) those relating to investigation or the furnishing of documents or witnesses and (ii) all reasonable fees and expenses of separate counsel retained by such Indemnified Seller if and only if the Purchaser, CSC and the Indemnified Seller shall have agreed to the retention of such counsel. Promptly after receipt by an Indemnified Seller of notice of the commencement of any action to which the Purchaser or CSC is not a party, such Indemnified Seller shall, if such claim in respect thereof is to be made against the Purchaser and/or CSC pursuant to this Agreement, notify the Purchaser and/or CSC in writing of the commencement thereof. The failure or delay in so notifying the Purchaser and/or CSC shall relieve the Purchaser and CSC of its obligations to indemnify pursuant to the terms of this Agreement. The Indemnified Seller shall keep the Purchaser and CSC informed of the progress of any such action and shall not enter into any settlement of any such action without the prior written consent of the Purchaser and CSC, as appropriate, which consent shall not be unreasonably withheld or delayed.

(e)  Maximum and DeMinimis Amounts.

(i)     The    maximum   aggregate    amount    of
indemnification which can be required, collectively, of Purchaser and CSC under Section 10.3 shall not exceed
$2,000,000, as adjusted pursuant to Section 1.5(c) above.

(ii) Purchaser shall not be required to indemnify,
defend or hold the Indemnified Seller harmless from and
against any Damages under this Section 10.2 unless  and
until the amount of such Damages equals $20,000 in  the
aggregate  (the  "Threshold  Amount")  in  which  event
Purchaser   shall   be  obligated  to   indemnify   the
Indemnified  Seller,  and the  Indemnified  Seller  may
assert  its right to indemnification hereunder  to  the
full   extent  of  all  Damages  (subject  to   Section
10.3(e)(i) above, including Damages that are less than the Threshold Amount. Notwithstanding the foregoing, the parties agree that any Damages resulting from any failure of Purchaser to promptly remit to Purchaser any payment relating to the Purchase Price, Earn-Out or Option on or after the Closing Date shall not be included in the Threshold Amount.

                           ARTICLE 11
                    MISCELLANEOUS PROVISIONS

11.1 Amendment; Waiver. Neither this Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived, except by a written instrument signed by the parties hereto (or, in the case of a waiver, by the party granting such waiver). No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No failure of either party hereto to insist upon strict compliance by the other party with any obligation, covenant, agreement or condition contained in this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.2.

11.2 Fees and Expenses. Except as otherwise provided in this Agreement, each of the parties hereto shall bear and pay its own costs and expenses incurred in connection with the origin, preparation, negotiation, execution and delivery of this Agreement and the agreements, instruments, documents and transactions referred to in or contemplated by this Agreement (whether or not such transactions are consummated) including, without limitation, any fees, expenses or commissions of any of its Advisors, attorneys, agents, finders or brokers.

11.3 Bulk Sales Law Waiver. The Purchaser, the Seller and the Shareholder each agrees to waive compliance by the other with the provisions of the Bulk Sales Law of the State of California or comparable law of any jurisdiction to the extent that the same may be applicable to the transactions contemplated by this Agreement.

11.4 Notices.

(a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including telefax, telegraphic, telex or cable communication) and mailed, telefaxed, telegraphed, telexed, cabled or delivered:

If to the Seller, to:

    SOFTWARE CONNECTIONS, INC.
    1616 East Parham Road, Richmond, VA  23228
    Attention:  President

with a copy to:

L. B. Cann, III, Esquire
    LeClair Ryan, A Professional Corporation
    707 East Main Street, 11th Floor
    Richmond, Virginia 23219

If to the Purchaser, to

    California Software Applications, Inc.
    c/o California Software Corporation
    2485 McCabe Way, Second Floor, Irvine, CA 92614
    Attention:  Bruce Acacio, Chief Executive Officer

with a copy to:

    Rutan & Tucker, LLP
    611 Anton Boulevard, 14th Floor
    Costa Mesa, CA 92626
    Attention:  Thomas J. Crane

(b) All notices and other communications required or permitted under this Agreement which are addressed as provided in this
Section 11.4 (i) if delivered personally against proper receipt or by confirmed telefax or telex, shall be effective upon delivery and (ii) if delivered (A) by certified or registered mail with postage prepaid, (B) by Federal Express or similar courier service with courier fees paid by the sender or (C) by telegraph or cable, shall be effective two (2) business days following the date when mailed, couriered, telegraphed or cabled, as the case may be. Either party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

11.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the parties hereto without the prior written consent of the other party; provided, however, that the Purchaser may assign its rights and obligations under this Agreement to any of its Affiliates or any entity who by merger, consolidation, purchase or sale subsequently becomes an Affiliate without the prior consent of the Seller. Any assignment which contravenes this Section 11.5 shall be void ab initio.

11.6 Governing Law; Consent to Jurisdiction and Venue. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to the conflicts of laws principles thereof. Any dispute concerning this Agreement and the transactions contemplated hereby shall be heard and decided in the Federal and state courts of Orange County, California.

11.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

11.8 Headings. The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

11.9 Entire Agreement. This Agreement (which defined term includes the Schedules and Exhibits to this Agreement) embodies the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, between the parties with respect thereto. There are no agreements, covenants, undertakings, representations or warranties with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein.

11.10 Severability. Each term and provision of this Agreement constitutes a separate and distinct undertaking, covenant, term and/or provision hereof. In the event that any term or provision of this Agreement shall be determined to be unenforceable, invalid or illegal in any respect, such unenforceability, invalidity or illegality shall not affect any other term or provision of this Agreement, but this Agreement shall be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein. Moreover, if any term or provision of this Agreement shall for any reason be held to be excessively broad as to time, duration, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent permitted under applicable law as it shall then exist.

11.11 No Third Party Beneficiaries. Nothing in this Agreement is intended, nor shall anything in this Agreement be construed, to confer any rights, legal or equitable, in any Person (other than the parties hereto and their respective Affiliates, heirs, distributees, beneficiaries, executors, successors and assigns), including, without limitation, any employee of the Seller or any beneficiary of such employee.

11.12 Miscellaneous. The persons executing this Agreement in behalf of the parties hereto are duly authorized to execute, acknowledge and deliver this Agreement.

11.13     Affiliate.  When used in this Agreement, "Affiliate" or
"Affiliates" shall mean, with respect to any individual, partnership, corporation, association, business trust, joint venture, governmental entity or other entity of any nature
("Person"), any Person that controls, is controlled by, or is under common control with, such Person.



[SIGNATURES CONTAINED ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

"Seller":                SOFTWARE CONNECTIONS, INC.


By:  /s/ C. Wesley Lucas

Its:    President



"Shareholder":           GAYLE P. GOODRICH


By:/s/ Gayle P. Goodrich





"Purchaser":             CALIFORNIA SOFTWARE APPLICATIONS, INC.


By:  /s/ Bruce Acacio
Bruce Acacio, Chief Executive Officer



CSC:                     CALIFORNIA SOFTWARE CORPORATION



By:  /s/ Bruce Acacio

Name: Bruce Acacio

Its: Chief Executive Officer





Index of Exhibits

Exhibit A         -  Form of Option Agreement

Exhibit B         -  Form of Employment Agreement


Index of Schedules

Schedule 1.1      -  Transferred Assets

Schedule 1.2      -  Excluded Assets

Schedule 1.3      -  Assumed Liabilities

Schedule  3.1(a)  -  Jurisdictions Requiring Qualification  or
Licensing

Schedule  3.4     -  Consents  and Approvals of Governmental Authorities

Schedule 3.7      -  Certain Changes Since December 31, 1999

Schedule 3.8(a)   -  Permitted Liens

Schedule 3.9      -  Leases

Schedule 3.10     -  Intellectual Property; Licenses

Schedule 3.10(i)  -  Intellectual Property Exclusively  Owned by Seller

Schedule 3.10(ii) -  Partial or Limited Rights to Intellectual
Property

Schedule 3.11     -  Litigation

Schedule 3.12     -  Insurance

Schedule 3.13     -  Contracts and Commitments

Schedule 3.14     -  Suppliers and Customers

Schedule 3.15(a)  -  Employee Benefit Plans

Schedule  3.19    -  Permits; Consents and Approvals of Third Parties

Schedule 3.20     -  Inventory

Schedule  3.25    -  Accounts and Notes Receivable and Accounts Payable